Exhibit 99.1

Fastenal Company	For Immediate Release

Contact:	Darin Pellegrino,
Assistant Controller
(507) 453-8908

October 11, 2005 — Fastenal Company (NASDAQ: FAST) today announced that its board of directors has approved a 2-for-1 stock split of the Company’s outstanding common stock.

Holders of the Company’s common stock of record at the close of business on October 31, 2005, will receive one additional share of common stock for every share of common stock they own. The stock split will take effect at the close of business on November 10, 2005. After the split, there will be 151,054,752 shares of the Company’s common stock outstanding.

Fastenal Company sells industrial and construction supplies grouped into ten product lines. The traditional Fastenal® product line consists of threaded fasteners and other miscellaneous supplies. The Company also sells, in its other nine product lines, tools, metal cutting tool blades, fluid transfer components and accessories for hydraulic and pneumatic power, material handling and storage products, janitorial and paper products, electrical supplies, welding supplies, safety supplies, and raw materials.

As of September 30, 2005, the Company operated 1,717 stores in the United States, Canada, Puerto Rico, Mexico, Singapore, and the Netherlands selling to the general public. The Company also maintains 12 distribution centers in the North America from which it distributes products to its stores locations.